Exhibit 8.2

HAPPINESS BIOTECH GROUP LIMITED
No.11, Dongjiao East Road,

Shuangxi, Shunchang, Nanping City

Fujian Province

People’s Republic of China

+86-0599-782-8808

May 3, 2019

Ladies and Gentlemen:

We have acted as counsel as to matters of United States tax law, to Happiness Biotech Group Limited, a China based nutraceutical and dietary supplements producer, in connection with the preparation and filing of the Company’s registration statement on Form F-1 (Registration No. 333-230170) and all amendments thereto (as amended, the “Registration Statement”), as originally filed with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the offering of a minimum of 1,000,000 of the Company’s Ordinary Shares and a maximum of 2,000,000 of the Company’s Ordinary Shares as well as 400,000 Ordinary Shares offered by the Selling Shareholder, US$0.0005 par value per Ordinary Share.

We have examined such documents and have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon factual statements and factual representations of officers of the Company.

Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

The statements made in the Registration Statement, under the caption “Material Tax Consequences Applicable to U.S. Holders of Our Ordinary Shares,” to the extent such statements relate to matters of United States tax law, represent our opinion. This opinion is given under Item 601 of Regulation S-K, as our opinion regarding tax matters. All such statements are based upon laws and relevant interpretations thereof in effect as of the date of the prospectus, all of which are subject to change. Further, there can be no assurance that the Internal Revenue Service or a court will not take a contrary position.

Our opinions expressed above are limited to the tax laws of the United States. We assume no obligation to revise or supplement this letter in the event of any changes in law or fact arising after the date hereof; provided, however, that our opinions set forth in the Registration Statement will be revised, if needed to remain accurate in all material respects as of the effective date of the Registration Statement.

Very truly yours,

/s/ HUNTER TAUBMAN FISCHER & LI, LLC

HUNTER TAUBMAN FISCHER & LI, LLC